As filed with the Securities and Exchange Commission on December 20, 2011

Registration No. 333-60582

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHID CELLMARK INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3392819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4390 US Route One

Princeton, NJ 08540

(609) 750-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Samuel Eberts III

President and Secretary

Orchid Cellmark Inc.

c/o Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

(336) 229-1127

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Silver

John H. Booher

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 to Form S-3 relates to the Registration Statement on Form S-3 (333-60582), filed with the Securities and Exchange Commission on May 10, 2001, as amended by Post-Effective Amendment No. 1 filed on February 14, 2002 and Post-Effective Amendment No. 2 filed on February 13, 2004 (the “Registration Statement”) by Orchid Cellmark Inc. (f/k/a Orchid Biosciences, Inc.), a Delaware corporation (the “Company”). The Registration Statement registered the sale of up to $75,000,000 of the Company’s common stock, preferred stock, debt securities and/or warrants by the Company (the “Company Offering”) and up to 12,765,535 shares of the Company’s common stock, par value $0.001 per share, by certain selling stockholders (the “Stockholder Offering”). On February 13, 2004, the Company removed from registration all of the unsold securities pursuant to the Company Offering.

On December 15, 2011, pursuant to an Agreement and Plan of Merger dated April 5, 2011, as amended, between the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”) and OCM Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of LabCorp (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of LabCorp.

As a result of the Merger, the Company ceased to be an independent, publicly traded company and the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities related to the Stockholder Offering which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, state of North Carolina, on December 20, 2011.

ORCHID CELLMARK INC.

By:	/s/ F. Samuel Eberts III
Name:	F. Samuel Eberts III
Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Samuel Eberts III and William B. Hayes, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ F. Samuel Eberts III	President, Secretary and Director	December 20, 2011
F. Samuel Eberts III	(Principal Executive Officer)

/s/ William B. Hayes	Executive Vice President and Treasurer	December 20, 2011
William B. Hayes	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandra D. van der Vaart	Assistant Secretary and Director	December 20, 2011
Sandra D. van der Vaart